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Ed Nicoll, CEO Instinet Group

SIA Market Structure Conference

May 20, 2005

Thank you for the kind introduction. I am delighted to be here and feel fortunate to count as colleagues and friends many people in the room.

You all have been at the center of the issues being addressed today and will doubtlessly continue to play a critical role going forward. I know first hand how committed everybody here is to insuring that the equity markets in the United States remain the world’s most efficient, transparent and innovative.

The event’s organizers could not have picked a more appropriate title for a conference on market structure. There is LITTLE DOUBT that we are entering a NEW ERA. One that I am confident will strengthen our equity markets by promoting more competition.

I believe that the two events this spring that we all have been talking a great deal about—Reg NMS and the NYSE-Arca NASDAQ-INET deals—were the direct result of the rise of faster, cheaper electronic markets.

I doubt that any of us could have envisioned even five years ago, let alone ten, a marketplace as fast and efficient as today’s: Most trades being executed in milliseconds not minutes. The cost of trades measured in pennies not dollars. It makes one wonder where we’ll be in ten years. What advances lie ahead that we can’t begin to imagine.

As the head of both an agency broker and an ECN, I was in a unique position to experience firsthand these developments. Indeed, I’m proud of the fact that the companies I’ve been associated with and the technologies behind them over the past decade have played their modest part in helping shape equity trading.

On the electronic marketplace side, as some of you know, I served as the Chairman of Island ECN, one of the first electronic marketplaces to emerge from the SEC’s Order Handling Rules. While at Island, I had the privilege to work with some of the most insightful traders and software programmers on the Street at the time and still to this day — individuals who grasped a magnificently simple and elegant truth: the markets could be made far more rational and fair if investors were allowed access to the same sorts of information uniquely available to market professionals. There’s probably nothing I am more proud of than to know that the technology we built for the Island ECN, which then became the technology behind Instinet Group’s INET ECN, is now intended become the technology platform for the merged NASDAQ-INET platform.

In some ways, the combination of the SEC’s Reg NMS decision and this deal with NASDAQ close a long chapter in my personal involvement with these market structure issues. After many years participating in lively debates about how to build a stronger marketplace and what regulations should govern inter-market competition, I will over the coming months and years turn my attention increasingly to the challenges and opportunities facing the buy-side community.

Interesting enough, some of the same issues I’ve wrestled with over the years in the market-structure debate have been and will continue to play out on the buy-side. For example, the steady advance of electronic markets I spoke about earlier has been a big plus for all investors and ultimately the economy.

The main reason for this downward pressure is pretty straight forward. Electronic markets promote greater competition and more transparency resulting in greater efficiencies, better executions, and most importantly greater value to end investors.

It is only recently, the last couple of years really, that electronic trading has become popular with buy-side firms mainly as a tool to aggregate liquidity across execution venues. Until the 1990s, the vast majority of buy-side order flow was sent manually to the sell-side to be worked in the market. By the late 1990s the automation of the trading desk, introduction of a single electronic trading language and the proliferation of execution venues prompted the rise of institutional electronic trading.

Instead of directing most of their orders to be worked by sell-side traders, investment managers began self-directed trading, placing orders themselves using a range of trading strategies, including direct market access and more recently algorithmic trading. Buy-side traders now have access to powerful technologies to better understand, manage, and execute trades faster, less expensively, and more efficiently than ever.

All told, DMA and algorithmic trading, both exclusively electronic trading strategies, now account for 40% of the buy-side’s order flow, according to the Tower Group, with program trading, which is largely electronic, accounting for 32%, and block trading accounting for the remaining 28%.1

The spread of technology in our industry, however, has two disruptive effects. On the one hand, it forces more traditional, manual-based processes either to find increased value to deliver to the customer or risk extinction. Everyone in this room is familiar with the fact that brokers no longer can count on the days when they virtually controlled market access and market information. As a result, their business model is rapidly becoming one based more on technology offerings rather than relationships. This is bad news for brokers who rely mainly on relationships for securing order flow. With more and more trading being done electronically or through direct access, the remainder of the pie—block trading mainly—is getting smaller and will likely continue to shrink.

The second effect of spreading technology is more complicated in some ways. What may be a competitive advantage due to some superior technology quickly becomes commoditized as the technology underlying that advantage becomes more widely available. How each of us deal with this fact is a test we will continually face in this industry.

What do I mean by that? Technologies such as the Internet and cell phones have made access to information and the ability to communicate globally, once the bastion the elites, available to the general public, here in the U.S. and in the developing world as well.

Technology has played the same role in equity trading. It has made our markets more accessible and transparent. Brokers who used to control access to the markets and to the information that the markets generated, no longer have that power.

I would guess that one result of the New York Stock Exchange moving toward a largely electronic model and the continuing focus on electronic markets by NASDAQ is that both markets are going to become even faster, more transparent and more accessible to more people.

In addition, perhaps one outcome of Reg NMS, by creating a uniform trade-through rule for all markets that affirms best price as the fundamental component of best execution, could be to drive even more business from block desks and spark even more DMA and electronic trading growth as exchanges race to become fast markets.

[1]	Direct Market Access Matures, Securing a Permanent Place in Institutional Trading, TowerGroup, September 2004.

All of this is a good thing for investors and should strengthen the overall quality of markets. But where does that leave those of us whose business model depends, to varying degrees, on offering customers access to those markets?

Well, let me focus a bit on the buy-side challenges. We learned from our customers that even though the markets were becoming more accessible and transparent, they were also becoming much more challenging for institutions – specifically, making it much more difficult for them to move large blocks of stock. In particular, there has been a significant increase in price points, which is a by-product of decimalization As a result, the institutional trader faces almost unprecedented challenges: last year, average trade size on NYSE, NASDAQ, NSX and ArcaEX combined were almost two-thirds lower than in 1997. It can now take as many as 375 executions to fill an institutional block trade of 150,000 shares.2

We all know that longer trade execution fill times expose institutions to potential adverse market movements. The buy-side clearly needed solutions that facilitate effective size discovery, while minimizing information leakage. Again, one solution was to offer technologically sophisticated tools and services to customers to access markets and to do so with speed, certainty, and minimal market impact. Large institutions that were once accustomed to a slower trading environment are more and more looking for new trading solutions to facilitate their block trading in this new environment. Smart brokers worked hard to deliver technology to these customers to help them slice up their blocks into small increments as they seek to use the realities of the marketplace to their advantage.

Algorithmic trading is a good example – both of how a technological solution was delivered to customers and then how it soon apparently became a commoditized business. A couple years ago, only a few small shops offered algorithms. Today, almost every broker, from small agencies to large bulge brackets, offers algorithms of one sort or another. Technology, in equity trading as it is in almost every aspect of business and life in general, is a great equalizer.

The leveling process began as more and more brokerages focused on working with clients to create a standard suite of rules that automate the most common trading strategies, taking advantage of a wide variety of liquidity pools including certain securities crossing networks, ECNs and exchanges. Soon enough, the technology embedded in those algorithmic trading tools can quickly become commoditized. The broker, who thought his mark of distinction was his algorithms, is NOW faced with the question: How do I create value for my customers when I’m in an increasingly commoditized business?

I’m ready to admit that these are the sorts of questions that sometimes keep me up at night. I’m all too familiar with the fact that Instinet has a proud legacy of having developed and introduced algorithmic trading long before it became fashionable. And we’ve continued to develop strategies for “flushing out” hidden liquidity at each price level on ECNs and exchanges, while also interacting with our own unique upstairs liquidity. We also designed algorithms that work slices of an order in several exchanges and alternative liquidity pools at once, while tailoring the pricing strategy of each individual slice to the idiosyncrasies of the liquidity pool in which it is being worked. But as much as we continue to move forward to offer new strategies and enhanced technologies, I also know that what once was perhaps novel and cutting-edge will, sure enough, be widely available over time and no longer redound to only one company’s benefit.

[2]	“Institutional Equity Trading in America; A Buy-Side Perspective,” Tabb Group, 2004.

For those of us in the agency business, the most concerning aspect of this spreading technology was the degree to which traditional brokerages with proprietary trading operations swooped in to offer many of the same products agency brokers, as we at Instinet of course, do.

Why are all the full-service brokers copying their agency brethren? Why are they competing so hard for order flow when trades are now executed for as little as 1 cent a share?

While traditional brokerages with proprietary trading operations may never actually front-run an individual customer’s unexecuted order information, a firm can make logical inferences based on its unique knowledge of the algorithmic rule their customers are using, and then can adjust its own proprietary trading strategy based on this unique client information. Let me be clear here, however. I’m not trying to suggest that these traditional brokerages are operating in a duplicitous, much less unethical manner. In fact, my point is the exact opposite. That is, even when they take every step possible to maintain a strict separation between, say, the proprietary desk and the agency desk, there remain risks for the customer.

How does this happen? Algorithms automate trading behaviors, and therefore logically a broker could make inferences or predictions about a customer’s future trading activity based on the broker’s knowledge of the algorithm it created – sometimes simply by either working off the publicly executed trading information. Again, this is not breaching the confidentiality of a customer’s pre-trade information. In fact, this strategy will most likely be based on aggregate customer flows, as opposed to any one individual customer order. Yet these broker-as-principal trades in many case cause additional market impact, increasing a customer’s implicit trading costs.

This is not just speculation on my part. The financial press has done a very good job covering this issue, including an important and lengthy front-page Wall Street Journal article last December by Ann Davis. In that article, she wrote: “Most proprietary trading is quite legitimate. But traders are constantly learning about major clients’ investment plans—big enough to move markets. And though it’s clearly illegal to misuse this knowledge, some on Wall Street have come to believe it’s their God-given right to use information about orders to make money.”3

And my guess is that there’s no end in sight to these traditional brokerages’ reliance on proprietary trading to fuel their bottom lines. Just look at how profitable it can be for them. At the end of last year, we reviewed and later published our analysis of some of the numbers from two of the largest U.S.-based traditional brokerages. We found that they have increasingly become reliant on proprietary trading, as evidenced by increases in the top-line contribution by proprietary trading efforts. In equity trading specifically, while not yet an industry-wide trend, these firms have significantly scaled up their proprietary trading efforts and in some cases had generated almost $1 billion in quarterly trading gains through them.4

So from the traditional brokerages’ perspective, they need to continue to have as much order flow run through their systems in order to give their proprietary desks the chance to interact – let’s say – “opportunistically” with this order flow in order to reap profits. But when the prop desk interacts in this fashion with the customer order flow, by definition the customer will be adversely selected. In a world in which the full-service broker is competing hard for order flow, mainly through pricing, so they can gather the trade information they need to

[3]	On Wall Street, Some Clients Come Second — Using Own Money, Firms Can Misuse the Knowledge Of a Big Impending Order, The Wall Street Journal, December 2004.

[4]	Based on Instinet research and analysis of the top-line contribution of proprietary trading activities. Data obtained from Morgan Stanley and Goldman Sachs, Inc. Quarterly Earnings Releases from the First Quarter of 2001 through the Third Quarter of 2004.

support their extremely profitable prop desks, an agency broker like Instinet has one very strong competitive advantage: the quality of the execution we can deliver to the customer.

Now, don’t get me wrong. I’m firmly committed to ensuring that all of our trading tools and services remain as technologically sophisticated as possible. But that’s pretty much a game where you know the other guy will catch up with you soon – sometimes much sooner than you think. So I continually drive myself and my team to discover a more enduring and core value to our products and services. Something that the shop down the street or – more to the point – the big, traditional brokerage can’t copy.

Like all agency-only brokers, we add value by trading on behalf of our customers best interests, and only on their behalf. No competing businesses that would ever interfere with that simple proposition. Instinet’s business model in particular is pretty straightforward: all of our products are focused entirely on making sure our customers get the best trade execution possible. Period.

At Instinet we are betting that institutional customers will embrace our execution-quality driven business model. I’ll confess, though, that it can be a tough sell to engage in a detailed conversation about pre- and post-trade analytics. It’s definitely not a sexy topic for client dinners or one that too many folks will warm up to as they sit down to have their morning coffee. But again, I know that our customers not only want to, but now because of increased regulatory scrutiny need to, get the best execution possible for their end customers, and it’s my job to explain why the agency-only model, and specifically Instinet’s value proposition – as measured by authoritative, third-party analyses – delivers just that.

But perhaps I’m getting out ahead of myself. The prior question is: How do you measure trade execution quality? Right now the most common benchmark is Volume Weighted Average Price, or VWAP. With VWAP, traders aim to buy at prices lower and sell at prices higher than a stock’s volume-weighted average price for the day. However, the marketplace is beginning to recognize that measuring execution quality against VWAP can be a self-fulfilling prophecy.

While many academic papers can go on at length about why this is so, let me – at the risk of oversimplifying — boil it down to this point: It is fairly easy for traders to game the system and consistently beat VWAP at the expense of investment returns.

As a result, we see many of our customers scratching their heads and wondering if there is a better way to measure execution quality. Some have come to the conclusion that in fact there might be: namely Arrival Price. Arrival Price is simply the price the stock trades at when the broker receives the order from the buy side customer. This Arrival Price then serves as the benchmark for the actual price at which this order is executed.

I am not advocating one or the other, but if you are going to measure your execution effectiveness against Arrival Price—in other words, the prevailing price of a stock at the time you decide to make a trade—then two things are extremely important. One: You want to simultaneously access as many liquidity pools as possible for this stock to minimize adverse market impact. Two: For many orders, especially smaller ones you want to execute as quickly as possible to reduce your exposure to the stock’s volatility because that volatility exposure can easily become more costly than market impact for those types of orders. And we all know the best way to do both of these things at once is to trade electronically.

In sum, whether you use VWAP or Arrival Price to measure trade execution quality—or if you don’t measure it at all—we are about to enter a phase in stock trading where you need to either get on the electronic trading train, so to speak, or get out of the game altogether.

At Instinet, we’re focusing on delivering sophisticated electronic trading products, including algorithms, to deliver the best execution possible.

Our efforts in developing trading products have begun to pay off not only in increased customer demand, but in industry execution quality studies as well.

A recent, first-of-its kind study by the Plexus Group showed that Instinet, as a pure agency broker, actually delivers higher value-added, a measure of execution quality, than traditional full service firms for our clients’ smaller trade executions of 2,000 shares or less. Instinet added more value to both Exchange-listed and NASDAQ trades than any of the other brokers reviewed. We had a significant lead over almost 900 other brokers, ranging from well-known bulge-brackets to smaller agency and boutique trading firms.5

Why is this important? What does it show?

As asset management firms adopt self-directed electronic trading, in particular algorithmic trading, at an increasing pace, execution quality of smaller-trade size has become an important benchmark. While almost all buy-side orders are quite large, they are almost always broken down into smaller trades. For example, the average trade size in March 2005 on the NYSE was 350 shares and on NASDAQ it was 560.6 Contrary to conventional wisdom, the Plexus Group study shows there are important qualitative differences in the way brokers execute small-trades, including those many small trades generated by algorithms that are working a big block of stock.

But it’s not only in smaller trades where the benefits of the agency-only model focused on best execution are obvious and easily realized. Other recent surveys by Plexus continuously confirm Instinet’s leadership in the block trading arena; and somewhat to our surprise, but certainly to the surprise of our competitors, in execution quality for small cap stocks as well.7 This, too, directly contradicts conventional wisdom and proves that the agency-only model can, in fact, successfully compete – and sometimes outperform — traditional full service and bulge bracket brokers by minimizing market impact and adding more value to our client trades.

In essence, Instinet has shown that the agency model focused solely on best execution can deliver to customers the best of all worlds. Better executions for block trades as well as smaller executions for those times when a block doesn’t find a natural counterparty and must be broken down. Add our small cap performance to the mix and we’re very hard to beat when it comes to overall trade execution performance – a triple endorsement of the agency-only business model.

But just being a pure agency broker like Instinet does not necessarily guarantee better trade execution. Besides our commitment to the agency-only business model, we also aim to deliver better execution quality to our customers by working with the INET platform, which is the fastest*, lowest-cost, most transparent and reliable one out there.

Although Instinet, the agency broker, clearly has a strong relationship with INET, and will continue to have once it becomes a part of NASDAQ, as a pure agency broker we naturally will always go to the liquidity pool that serves our customers best, whether that is INET or any other marketplace.

[5]	Q2 ‘04 Plexus Group BrokerEDGE™ Monitor Survey of Small Trade Executions (< 2,000 shares)

[6]	Source: NYSE, Nasdaq

[7]	Plexus Group BrokerEDGE™ Monitor surveys, Q1 ‘04 - Q4 ‘04

What is most important for our customers is that at Instinet, we know how to best use sophisticated electronic trading tools in today’s markets. We’ve been trading algorithmically, for example, since long before people began to calling it ‘algorithmic trading’. Most importantly, we don’t create any friction by interposing ourselves between our customers and the marketplace. In other words, as a pure agency broker, Instinet has no business interests that compete with the trade performance of our customers.

Bottom line: We are going to live and die on execution quality.

To end, let me say on a personal level I am very excited about taking on the challenge of making Instinet’s technology-driven best-execution strategy the model in the cash equity markets.

And on a professional level, I think that the new era that we are about to enter in the securities markets here in the U.S., and in Europe and Asia as well—one of intense competition and dynamic change—while stressful at times for those of us who live and breath each trading day’s ups and downs, will ultimately benefit investors and the world’s economy as a whole.

Thank you.

©2005 Instinet Group Incorporated and its affiliated companies. All rights reserved. INSTINET and INET are service marks in the United States. Instinet, LLC, member NASD/SIPC, branded as Instinet, The Unconflicted Institutional Broker, Inet ATS, Inc., member NASD/NSX/SIPC, branded as INET, The electronic marketplace, are subsidiaries of Instinet Group Incorporated which is a member of the Reuters family of companies. Instinet Group Incorporated has approximately a 2.41% voting interesting in Archipelago Holdings, Inc.

*	System response time may vary for a number of reasons including market conditions, trading volumes and system performance.

Where to Find Additional Information about Instinet, NASDAQ and the Merger

Instinet Group intends to file a proxy statement of Instinet Group in connection with the proposed merger. Instinet Group stockholders should read the proxy statement and other relevant materials when they become available, because they will contain important information about Instinet Group, NASDAQ and the proposed merger. In addition to the documents described above, Instinet Group and NASDAQ file annual, quarterly and current reports, proxy statements and other information with the SEC. The proxy statement and other relevant materials (when they become available), and any other documents filed with the SEC by Instinet Group or NASDAQ are available without charge at the SEC’s website, at www.sec.gov, or from the companies’ websites at http://www.instinetgroup.com and http://www.nasdaq.com, respectively.

Instinet Group, NASDAQ and their respective officers and directors may be deemed to be participants in the solicitation of proxies from Instinet Group stockholders in connection with the proposed merger. A description of certain interests of the directors and executive officers of Instinet Group is set forth in the Instinet Group proxy statement for its 2005 annual meeting which was filed with the SEC on April 15, 2005. A description of certain interests of the directors and officers of NASDAQ is set forth in NASDAQ’s proxy statement for its 2005 annual meeting, which was filed with the SEC on April 11, 2005. Additional information regarding the interests of such potential participants will be included in the definitive proxy statement and other relevant documents to be filed with the SEC in connection with the proposed merger.